Exhibit 99.1

Letter to Shareholders

November 15, 2023

Valued Shareholders,

I’m excited to provide this update as Nightfood continues on its quest to pioneer and lead the sleep-friendly nighttime snack category.

Research and statistics continue to strengthen our conviction that the category we’re pioneering solves a massive consumer problem. A Sleep Foundation study from February 2023 reported that 93 percent of American adults snack before bed at least one night per week, and that the average adult snacks before bed 3.9 times per week. With over 250 million adults in the U.S., that’s over 1 BILLION nighttime snacks consumed every week, and well over $50 billion annually in estimated consumer spend just in the United States.

And, because we humans are naturally hard-wired to crave excess “survival calories” as it gets later in the day, the most popular nighttime snacks are those that are high in sugar, fat, and calories: chips, ice cream, candy, and cookies lead the way.

Unfortunately, the high sugar, fat, and caloric content in those snacks doesn’t only make them unhealthy, but it means they can directly impair sleep quality.

We’ve known for years that this is a problem that demands a solution. Here in 2023, we’ve seen global cereal giant Post Holdings launch a new sleep-friendly cereal called Sweet Dreams. And, of course, we at Nightfood were contacted last year by Nestlé Start and Co. Iberia and worked with them to conduct a proof-of-concept test to gauge consumer interest in sleep-friendly snacks.

On November 1, 2023, leading fitness tracking app MyFitnessPal announced it was adding functionality to help their users around the world better understand and track the link between their nutritional choices and sleep quality. According to their announcement, MyFitnessPal is the world’s top nutrition and fitness tracking app with over 200 million global users since launch.

It’s not just the world’s leading nutrition and wellness companies that believe this category will soon emerge.

In September, 2023, David Walsh, executive at SNAC International stated publicly, “Cravings for calorie-dense foods peak at night as well as overall appetite. It creates the perfect storm. Large companies and investors know this, and they see it as a matter of ‘when, not if’ we’ll see snacks specifically catered to the nighttime snacker.”

SNAC International is the leading international trade association for the snack industry, representing companies like PepsiCo, Hershey’s, Conagra, and hundreds more.

At Nightfood, everything we do is based on our fundamental belief that this category is inevitable. On our outsized quest as a small, early-stage company to bring this category to life, 2023 brought some setbacks and challenges. Anticipated hotel distribution deals didn’t come to fruition, we lacked the cash to repay debt that was coming due, and the share price decreased significantly.

In recent months, investors have contacted me who questioned not just our progress, but our ability to continue to exist due to our outstanding debt and operational setbacks.

My most urgent task has been to resolve that risk for our shareholders and ensure we have the resources needed to continue on our journey. That’s why I’m excited to announce that we are working on a merger & acquisition transaction that we expect will allow us to not only continue on, but to thrive.

Our anticipated multi-stage acquisition is being executed with the specific goal of propelling Nightfood Holdings onto the NASDAQ in mid-2024. The three companies in our acquisition pipeline project to bring millions in annual revenue and millions in assets, along with high-growth potential based on innovation, integration, and sustainability.

The details on the initial Letter of Intent are being finalized.

We expect these strategic acquisitions, if executed, to deliver both stability and tremendous upside for our shareholders.

It’s important to point out that these acquisitions, which would bring millions of dollars in revenue and millions of dollars in assets into NGTF, are being executed in stock. There will be no cash changing hands. This highlights the strong belief of the target companies’ principals in the value of our combined entities within NGTF.

Our goal is clear: To uplist to NASDAQ within the next six to nine months.

The Company and the acquisition target teams have been working closely together on the acquisitions and due diligence.

We are working to ensure that the combined companies will meet NASDAQ listing requirements, while providing a more robust, more stable, and well capitalized platform to serve as the launchpad for the nighttime snack category and these other high-growth opportunities.

I believe this anticipated business combination will be highly accretive for us and I’m excited not just as the CEO and Chairman of the Board, but as a major shareholder as well.

We have been working closely with our primary debtholder to facilitate these acquisitions. Although our oldest and largest note with them was due in September, our lender has not exercised any defaults. In addition, to help facilitate and support our successful acquisition we’re working with our lender on extensions on our outstanding notes and actively discussing restructuring them for everybody’s benefit. We expect them to continue to be very supportive throughout the uplist process.

We’re excited to share more details when we can, keeping shareholders abreast of the progress of the acquisitions and our path to NASDAQ, with a target timeline of six to nine months to uplist.

2

Nightfood Business Update

Nightfood’s push to secure distribution for sleep-friendly snacks into the hotel industry has met with great interest from brand and wellness executives at the largest hotel companies in the world.

In 2023, we announced relationships with three of the eight largest hotel companies in the United States: Choice Hotels, Sonesta, and Best Western. We’ve had meaningful discussions with brand leaders at another four of the top eight. All had brand executives that expressed a desire to make Nightfood available to guests, that believed having sleep-friendly snacks in their hotels was the right thing to do, and that guests would place value on having some healthier options in addition to the many unhealthy options commonly available.

As we continue to push for growth in the hotel vertical, what we’ve seen is that a disproportionate amount of the decision-making power and influence is concentrated in procurement teams and group purchasing organizations and not at the brand executive level.

Because our snacks are not in widespread distribution, because the average individual hotel doesn’t generate a tremendous amount of snack revenue, and because hotels don’t have mechanisms in place to control product selection in the way a typical supermarket would, there has been resistance from hotel procurement teams who have not been willing to establish Nightfood as a brand standard. These teams have pushed back against the wishes of brand and wellness leaders, stunting our growth.

Because of these procurement challenges, the corporate level relationships we’ve been developing have not resulted in game-changing distribution gains to this point. We’ve encountered this at multiple leading global hotel flags in the last twelve months, which has signaled to us that more time will be needed to get the hotel industry to the tipping point on sleep-friendly snacks.

I’ll point out that in our fiscal Q4, ending June 30, our ice cream sales and shipments were growing. In our view, those increased sales and shipments reflected traction within the vertical. Sales continued to grow into late July.

But while orders and shipments were growing, our national distributor had too many regional distribution centers that simply weren’t servicing enough hotels with Nightfood and therefore were not moving enough product. Distributor orders paused in late July and the regional distribution centers continued to sell through existing inventory. We subsequently executed a new contract with the distributor, finalized on November 14, 2023. Distribution decisions will now be made regionally, and will not be centralized. Our strategy is to work to build regional distribution in those regions where we’ve seen the most traction, while we continue to work with corporate hospitality leaders on national initiatives.

Investors will see a decrease in quarterly revenues for our September 30, 2023. We believe building regional distribution can allow us to make meaningful inroads in the hotel vertical while proving to the industry the importance of sleep-friendly snacks for guests, and guests’ acceptance of sleep-friendly snacks in hotels.

Hotels can play an important role in establishing the nighttime snacking category. Like the initiative announced by MyFitnessPal, hotels can help bring the nighttime snack problem to the attention of the consumer while also helping to validate Nightfood as the solution and the leader. And if and when the hotel industry does reach a tipping point, we believe rapid and significant distribution gains will be the result.

3

The anticipated acquisitions and move to the NASDAQ are expected to allow us the time to drive the hotel industry towards that tipping point, along with something else we’re very excited about…the capital to launch Nightfood in a full-on Direct-To-Consumer (DTC) initiative.

We’re targeting the launch of our DTC advertising campaigns in January, we’ve begun the transition to a new high-volume copacker for all 3 developed flavors of Nightfood cookies: Prime-Time Chocolate Chip, Date Night Cherry Oat, and Snoozerdoodle.

DTC in snacking has the potential to scale very quickly. While success is not guaranteed, we have engaged in discussions with several trusted direct-to-consumer experts and believe that a Nightfood DTC campaign will be a winner.

We’re excited specifically about using influencer gifting combined with paid media to drive sales and revenue growth. Our new, high-volume bakery has made improvements to our already delicious Prime-Time Chocolte Chip cookies, and we are begniing work on Snoozerdoodle and Date Night Cherry Oat. We expect them to be a hit online.

I’m sure many of our investors remember the tremendous publicity our ice cream launch received: segments on The Today Show, The Rachael Ray Show, features in Oprah Magazine and The Wall Street Journal, USA Today, The Washington Post, and many more. We’ll be looking to replicate that media enthusiasm with our cookies and take advantage of it through online sales in a way that couldn’t efficiently be done with ice cream.

We believe scaling DTC to profitability and monthly sales of six figures and beyond would advance the category and also make Nightfood a more attractive partner for hotels and large CPG companies with interest in nighttime snacking.

Most importantly, DTC is democratized. Selling direct to consumers and on Amazon, we’re no longer at the mercy of a few key decision makers to determine our fate. Unfortunately, that was the case both in hotels and retail.

For such a small company, we’ve been enthusiastically solicited and sold by eager champions at some of the largest companies in the world…Walmart, Nestlé, global hotel companies. That’s because what we’re doing is extremely compelling and strategically valuable. But we’ve seen multiple times how fragile those relationships can be…where a seemingly small change in personnel or minor restructuring of responsibilities can undo months and even years of hard work and progress because the champion that brought us in is no longer calling the shots.

The point of purchase sales data we received from Impulsify and our other hotel point of sale partner are not ambiguous. Both definitively confirmed that Nightfood sold well against Haagen Dazs and Ben & Jerry’s, so we know consumers are motivated to address the nighttime snack problem with the right communication, context, and access.

With direct access to nighttime snackers through social media, and no gatekeepers or corporate politics to navigate, we’re expecting great things from DTC.

That brings us to our update on our test-and-learn initiative with Nestlé. This relationship came about when the Nestlé Start and Co. team invited us in March of 2022 to participate in their 2022 Open Innovation Programme with Nestlé Iberia.

4

Coordinated in partnership with TAP Air Portugal, Nestlé and Nightfood collected nighttime snacking data from passengers on TAP flights from Miami to Lisbon. That data collection process completed in September 2023. Nestlé previously stated publicly that they believed that consumers wanted better snack choices for their nighttime snack occasion. Nightfood has analyzed the data collected from our joint initiative from American and Portuguese consumers and we believe it powerfully supports that position.

It took almost 10 months after we began working with Nestlé to be able to announce the relationship and the test. It then took another 7 months to execute the test and collect the data. We’re awaiting further updates and we’re optimistic that this relationship can develop into something very valuable.

We believe every major food & beverage company in the world must thoughtfully consider how they expect the sleep-friendly nighttime snack market to evolve in the coming years. As we can see, some are already taking action. We believe the most valuable thing we can do at this time is to leverage DTC along with hotels to grow Nightfood revenues and awareness and grow the category, establishing Nightfood as the leader.

For those who share our belief that the nighttime snack category is coming, the comments from SNAC international, initiatives from MyFitnessPal, Nestlé, and Post affirm that belief.

We expect that successfully completing the exciting acquisitions we’re working on and moving up to the NASDAQ would greatly enhance shareholder value and our ability to pioneer and lead the sleep-friendly nighttime snack category.

We look forward to an exciting holiday season and sharing more details when we can.

Sincerely,

Sean Folkson

Nightfood Founder & CEO

sean@nightfood.com

This letter may contain forward-looking statements. Words such as “will,” “may,” “would,” “could,” “shall,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

5